Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 under the Securities Act of 1933 of our report dated August 6, 2026, with respect to the consolidated statement of financial position of Metalpha Technology Holding Limited and its subsidiaries (collectively referred to as the “Company”) as of March 31, 2026 and 2025, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the three years in the period ended March 31, 2026.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

August 21, 2026